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                                                                   EXHIBIT 10.13

                                                               EXECUTION VERSION

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 29th day of December, 2003, but is effective as of the 3rd day of September, 2003 (the "Commencement Date"), by and between CHICO'S FAS, INC., a Florida corporation (the "Employer"), and SCOTT A. EDMONDS (the "Executive").

                              W I T N E S S E T H:

         1. EMPLOYMENT. The Employer hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

         2. TERM. Subject to the provisions of termination as hereinafter provided, the term of employment under this Agreement shall be effective as of the Commencement Date and shall continue through March 1, 2005; provided, however, that beginning on March 1, 2005, and on each March 1st (each a "Renewal Date") thereafter, the term of employment under this Agreement shall automatically be extended for one (1) additional year, unless either party gives the other written notice of non-renewal at least one hundred eighty (180) days prior to any such Renewal Date (the "Employment Term"). A notice of non-renewal of the Employment Term by the Employer shall be deemed to be a termination of the Executive's employment without Good Cause (as defined below) as of the end of the then Employment Term, but the Executive may terminate at any time after the receipt of such notice and shall be treated as if he was terminated without Good Cause as of such date.

         3.       COMPENSATION; REIMBURSEMENT, ETC.

                  (a) Basic Salary. The Employer shall pay to the Executive as compensation for all services rendered by the Executive during the Employment Term a basic annualized salary of $750,000 per year (the "Basic Salary"), or such other sum as the parties may agree on, in writing, from time to time, payable monthly or in other more frequent installments, as determined by the Employer. The Board of Directors of the Employer shall have the right to increase the Executive's compensation from time to time by action of the Board of Directors, provided that the Basic Salary may not be decreased, and, provided, further, once the Basic Salary is increased it may not be decreased below such increased amount. In addition, the Board of Directors of the Employer, in its discretion, may, with respect to any year during the term hereof, award a bonus or bonuses to the Executive in addition to the bonuses provided for in Section 3(b). The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of the Executive.

                  (b) Bonus. In addition to the Basic Salary paid pursuant to Section 3(a), the Employer shall pay as incentive compensation a semi annual bonus based upon the Executive's performance and computed in accordance with the incentive bonus plan adopted

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         each year by the Board of Directors of the Employer, provided that for each bonus period during the Employment Term the target bonus shall be equal to at least 100% of the Executive's Basic Salary during such bonus period (the "Target Bonus").

                  (c) Stock Options. Subsequent to the Commencement Date and no later than thirty (30) days after the execution date of this Agreement, the Executive shall receive or shall have received one or more nonqualified stock options to purchase an aggregate of 150,000 shares of the Employer's common stock. The right to purchase such stock shall be nontransferable and shall vest in equal thirds on each one (1) year anniversary of the Commencement Date over a three (3) year period commencing one (1) year after the Commencement Date. The options shall have a term of ten (10) years and the exercise price of the options shall be equal to the closing market price of the stock on the date of grant. The options shall become fully vested upon the occurrence of any of the following: (i) a termination of Executive's employment by the Employer without Good Cause (as defined below); (ii) a termination of the Executive's employment by the Executive for Good Reason (as defined below); (iii) a termination of the Executive's employment as a result of his death or Permanent Disability (as defined below); or (iv) the occurrence of a Change in Control (as defined below) (the "Accelerated Vesting"). The Employer may grant said stock options either under the Employer's currently existing stock option plans ("Plans"), or in such other manner as may be determined by the Employer; provided, however, that the terms pursuant to which the stock option is granted, if granted outside of the Plans, shall be substantially similar to the terms of grant contained in the Plans, and further provided, that in any case the shares of common stock underlying the options shall be registered on Form S-8 (or an equivalent registration statement). During the Employment Term, the Executive shall also be eligible to receive additional stock options as determined by the Board of Directors (or the appropriate committee thereof) in accordance with the Employer's practices applicable to senior executives of the Employer, provided that the next time the Employer makes its customary grant of options to senior officers of the Employer, the Executive shall be granted options in an amount, on a basis relative to other contemporaneous option grants to officers, considered in the judgment of the Board of Directors (or the appropriate committee thereof) to be commensurate with the Executive's position, all on the same terms as described above, provided that the option price of such additional options shall be equal to the closing market price of the stock on the date of such additional grant and vesting shall commence on the date of such additional grant.

                  (d) Reimbursements. The Employer shall pay or reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of his duties under this Agreement; provided, however, that the Executive must furnish to the Employer an itemized account, reasonably satisfactory to the Employer, in substantiation of such expenditures. The Executive shall be entitled to first class air travel where the travel involves a domestic flight in excess of four (4) hours or an international flight.

                                       2.

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                  (e)      Other Fringe Benefits. The Executive shall be
         entitled to such fringe benefits including, but not limited to, medical and insurance benefits as may be provided from time to time by the Employer to other senior officers of the Employer at a level commensurate with the Executive's position.

                  (f) Automobile. The Executive shall provide his own automobile for use as an employee hereunder. The Employer shall provide the Executive with an automobile allowance of $2,000 per month ($24,000 per year).

         4. DUTIES. The Executive is engaged as the Chief Executive Officer and President of the Employer, and as of the Commencement Date, shall be elected or appointed to the Board of Directors of the Employer no later than March 31, 2004. The Executive shall have such duties, authority and responsibilities as are commensurate with his positions. In addition, the Executive shall have such other duties and hold such other offices as may from time to time be reasonably assigned to him by the Board of Directors of the Employer, which shall be consistent with the duties and authority of chief executive officers of public companies of similar size and type. The Executive shall report directly to the Board of Directors.

         5.       EXTENT OF SERVICES; VACATIONS AND DAYS OFF.

                  (a) During the Employment Term, except during customary vacation periods and periods of illness, the Executive shall devote substantially all of his time and attention during regular business hours to the benefit and business of the Employer as may be reasonably necessary in performing the Executive's duties pursuant to this Agreement. Notwithstanding the foregoing, the Executive may (i) serve on corporate, trade association, civic, religious or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive's duties and responsibilities and do not create a conflict of interest.

                  (b) The Executive shall be entitled to at least four (4) weeks of vacation per year with pay and to such personal and sick leave with pay in accordance with the policy of the Employer as may be established from time to time by the Employer and applied to other senior officers of the Employer.

         6. FACILITIES. The Employer shall provide the Executive with a fully furnished office commensurate with the Executive's position at the Employer's executive offices, and the facilities of the Employer shall be generally available to the Executive in the performance of his duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Executive's duties under this Agreement shall be supplied by the Employer.

         7.       ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

                                       3.

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                  (a)      DEATH OF EXECUTIVE. The Employment Term shall
         terminate automatically on the Executive's death. If the Executive dies during the Employment Term, the Employer shall pay to the estate of the Executive such compensation, including any bonus compensation earned but not yet paid for any completed fiscal year, as would otherwise have been payable to the Executive up to the end of the month in which his death occurs, any unreimbursed business expenses payable in accordance with the Employer's policies, accrued but unusued vacation payable in accordance with the Employer's policies, and all other payments and benefits to which the Executive may be entitled under the terms of any applicable plan, program, policy or arrangement (as modified herein). In addition, following the date of the Executive's death and for twelve
         (12) months thereafter, the Employer shall pay monthly the following amount to the estate of the Executive the sum of (i) one (1) year's Basic Salary (as existing at the time of death) divided by twelve (12); and (ii) an amount equal to the greater of the Target Bonus or the highest actual bonus paid to the Executive in the three (3) fiscal years preceding the Executive's death and divided by twelve (12). The Executive's estate shall also be entitled to the Accelerated Vesting, continued medical coverage for the Executive's dependents for two (2) years at the same level in effect immediately prior to the Executive's death. The Employer shall have no additional financial obligation under this Agreement to the Executive or his estate, and after receiving the payments provided in this subparagraph (a), the Executive and his estate shall have no further rights under this Agreement (other than the Executive's right to indemnification and directors and officers liability insurance as provided herein).

                  (b)      DISABILITY OF EXECUTIVE.

                           (i) During any period of disability, illness or incapacity during the term of this Agreement which renders the Executive at least temporarily unable to perform the services required under this Agreement, the Executive shall continue to receive the compensation and benefits payable under Section 3(a) of this Agreement, less any benefits received by him under any disability insurance carried by or provided by the Employer.

                           (ii) If, as a result of the Executive's Permanent Disability (as defined below), the Executive has been unable to perform his duties under this Agreement, the Employer may terminate the Executive's employment hereunder in accordance with subsection (iii) below. Upon a termination of the Executive's employment as a result of Permanent Disability, all rights of the Executive under this Agreement (other than rights already accrued and the Executive's right to indemnification and directors and officers liability insurance as provided herein) shall terminate as provided below, and the Executive shall receive the compensation and benefits payable under Section 7(a) of this Agreement, less any benefits received by him under any disability income insurance which may be carried by or provided by the Employer from time to time.

                                       4.

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                           (iii)    The term Permanent Disability as used in
         this Agreement shall mean the Executive incurring a condition that satisfies the definition of disability under any long term disability income insurance which may be carried, or provided by, the Employer from time to time, and such condition has caused the Executive not to be able to perform his material duties and responsibilities for at least six (6) months after its occurrence, or in the absence of such insurance, a condition that renders the Executive unable by reason of physical or mental illness or incapacity to perform the duties required of him under this Agreement for a period in excess of one hundred and twenty (120) consecutive days or one hundred and eighty (180) days in any consecutive twelve (12) month period. Upon such determination, the Board of Directors may terminate the Executive's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board of Directors with respect to Permanent Disability is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three (3) physicians. The Executive and Employer shall each appoint one (1) member, and the third member of the panel shall be appointed by the other two (2) members. The Executive agrees to make himself reasonably available for and submit to examinations by such physicians as may be reasonably directed by the Employer. The Employer shall pay all costs and expenses with respect to the determination of Permanent Disability. If the Executive receives any amounts under any disability policy carried or provided by the Employer, the amount actually received thereunder prior to the end of the aforesaid six (6) month period shall be offset against any base salary due to the Executive from the Employer during the corresponding period.

         8.       OTHER TERMINATIONS AND CONSEQUENCES OF TERMINATION.

                  (a)      VOLUNTARY TERMINATION BY EXECUTIVE WITHOUT GOOD
         REASON.

                           (i) The Executive may terminate his employment hereunder without Good Reason (as defined below) upon at least sixty
         (60) days' prior written notice to the Employer. Promptly after the effective date of the Executive's termination of employment without Good Reason, the Executive shall receive any unpaid Basic Salary through the date of termination, any earned but unpaid bonus for any fiscal year completed prior to the effective date of the Executive's termination, any unreimbursed business expenses in accordance with the Employer's policies, and accrued but unusued vacation payable in accordance with the Employer's policies (collectively, the "Accrued Amounts"); and the Executive shall continue to be entitled to all other then accrued benefits to which the Executive may be entitled under the terms of any applicable plan, program, policy or arrangement (as modified herein), payable as and when provided under the express terms of such plan, program, policy or arrangement (collectively, the "Accrued Benefits"). Under such circumstances, such payment and such rights to accrued benefits shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Executive hereunder, and the Executive shall be entitled to no further benefits under this Agreement (other than the Executive's right to indemnification and directors and officers liability insurance as provided herein).

                                       5.

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                           (ii)     If the Executive gives notice pursuant to
         Section 8(a)(i) above, the Employer shall have the right to relieve the Executive, in whole or in part, of his duties under this Agreement (without reduction in compensation and benefits through the termination date).

                  (b)      TERMINATION BY EXECUTIVE FOR GOOD REASON.

                           (i) The Employment Term shall immediately terminate upon written notice by the Executive to the Employer of a termination for Good Reason. Good Reason shall mean, without the express written consent of the Executive, the occurrence of any of the following events unless such events are fully corrected in all material respects by the Employer within thirty (30) days following the Employer's receipt of written notification by the Executive that he intends to terminate his employment hereunder for one of the reasons set forth below:

                                    (A) any reduction or diminution (except
                           temporarily during any period of illness or incapacity) in the Executive's then titles or positions, or a material reduction or diminution in the Executive's then authorities, duties or responsibilities or reporting requirements with the Employer, including, but not limited to, a failure by June 30, 2004 to either elect the Executive to the Board of Directors or to recommend to the stockholders of the Employer in the annual meeting proxy statement that the Executive be elected to the Board of Directors, or following such election, failure to reelect such Executive to the Board of Directors whenever, during the term of this Agreement, his term of office as a director expires, or the assignment to the Executive of duties or responsibilities that are materially adversely inconsistent with his then position;

                                    (B) a material breach by the Employer of any
                           provisions of this Agreement, including, but not limited to, any reduction in any part of the Executive's then compensation (including Basic Salary) or benefits or any failure to timely pay any part of Executive's compensation or to provide the benefits contemplated herein;

                                    (C) a relocation of the Employer's current
                           executive offices to a location more than fifty (50) miles from its current location, but only if such relocation occurs following a Change in Control (as hereinafter defined); or

                                    (D) the failure of the Employer to obtain
                           and deliver to the Executive a satisfactory written agreement from any successor to the Employer to assume and agree to perform this Agreement.

                           (ii) If the Executive's employment is terminated by the Executive for Good Reason, the Employer shall:

                                       6.

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                                    (A) provide the Executive with the following
                           payments promptly after, but in no event later than thirty (30) days after, the termination date: (i) a lump sum payment equal to the Accrued Amounts, and
                           (ii) a lump sum equal to two (2) times the sum of:
                           (a) the Executive's Basic Salary then in effect and
                           (b) the Target Bonus;

                                    (B) provide the Executive with a pro-rata
                           bonus for the applicable bonus period in which the termination occurs equal to the product of (x) the actual bonus that would otherwise have been payable to the Executive for the applicable bonus period had employment continued through the end of such period multiplied by (y) a fraction, the numerator of which is the number of days of the applicable bonus period during which the Executive was employed by the Employer, and the denominator of which is the number of days in the applicable bonus period, payable when bonuses are generally paid to senior executive officers of the Employer for such bonus period (it being understood that if the Executive has bonus periods different from other senior executives, the applicable bonus period will be determined based on the Executive's bonus period);

                                    (C) provide continued health benefits for
                           the Executive and his dependents for two (2) years following termination at the same level in effect immediately prior to the Executive's termination;

                                    (D) provide the Executive with the
                           Accelerated Vesting; and

                                    (E) provide the Executive with executive
                           outplacement assistance for one (1) year after such termination.

         Notwithstanding such termination of employment, the Executive's covenants set forth in Section 10 and Section 11, and the Employer's obligation set forth in Sections 15 and 16, are intended to and shall remain in full force and effect.

                  (c)      TERMINATION BY EMPLOYER FOR GOOD CAUSE.

                           (i) The Employer may terminate the employment of the Executive hereunder for Good Cause (as defined below), upon written notice, and only by action taken by at least two-thirds of the Board of Directors at a duly called and properly held Board meeting, which was called for the purpose of considering such termination and which the Executive and his representative had the right to attend and address the Board, and the Board, in good faith, has determined that the Executive engaged in conduct constituting Good Cause; provided, however, that no breach or default by the Executive shall be deemed to occur hereunder unless the Executive shall have failed to cure the breach or default within thirty

                                       7.

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         (30) days after he received written notice thereof indicating that it is a notice of termination pursuant to this Section of this Agreement.

                           (ii)     As used herein, Good Cause shall mean:

                                    (A) the Executive's conviction in any
                           criminal proceeding (or the Executive entering into a plea bargain admitting criminal guilt) of a felony or any violation of federal or state securities laws which has a material adverse effect on the Employer, but specifically shall not include traffic offenses;

                                    (B) the Executive's willful and continued
                           failure to use good faith efforts to follow the legal directions of the Employer's Board of Directors which the Board of Directors has communicated to him in writing, provided that minutes of a Board of Directors meeting attended in its entirety by the Executive shall be deemed communicated to the Executive, provided such written minutes have been promptly provided to the Executive;

                                    (C) the Executive's willful and continued
                           failure to use good faith efforts to perform his duties under this Agreement after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which specifically identifies the manner in which it is believed that the Executive has substantially and continually failed to attempt to perform his duties hereunder; or

                                    (D) drug or alcohol abuse, but only to the
                           extent that such abuse has an obvious and material adverse effect on the Employer's reputation and/or the performance of the Executive's duties and responsibilities under this Agreement.

         For the purposes of this Section 8(c)(ii), no act or failure to act shall be considered "willful" unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Employer.

         Termination of the employment of the Executive by the Employer for reasons other than those expressly specified in this Agreement as Good Cause, or failure of the Employer to follow the termination procedures specified herein, shall be deemed to be a termination of employment without Good Cause.

                           (iii)    Upon the Executive's termination of
         employment by the Employer for Good Cause, the Executive shall only be entitled to the Accrued Amounts, which shall be payable promptly after, but in no event later than thirty (30) days after, such termination, and the Accrued Benefits. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Executive hereunder,

                                       8.

         and the Executive shall be entitled to no further benefits under this Agreement (other than the Executive's right to indemnification and directors and officers liability insurance as provided herein).

                  (d)      TERMINATION BY EMPLOYER WITHOUT GOOD CAUSE.

                           (i) The Employer may terminate the Executive's employment without Good Cause upon written notice to the Executive. If the Employer shall terminate the employment of the Executive without Good Cause, the Executive shall receive the payments and benefits payable pursuant to Section 8(b)(ii) hereof. Notwithstanding such termination of employment, the Executive's covenants set forth in
         Section 10 and Section 11, and the Executive's rights under Sections 15 and 16 are intended to and shall remain in full force and effect.

                           (ii) The parties agree that, because there can be no exact measure of the damage that would occur to the Executive or the Employer as a result of a termination by the Employer of the Executive's employment without Good Cause or a termination by the Executive for Good Reason, as applicable, the payments and benefits paid and provided pursuant to this Section 8(d) and Section 8(b) shall be deemed to constitute liquidated damages and not a penalty for the Employer's termination of the Executive's employment without Good Cause or the Executive's termination for Good Reason.

                  (e)      RIGHTS UPON CHANGE IN CONTROL.

                           (i) If a Change in Control of the Employer, as defined in Section 8(e)(ii) shall occur and the Executive shall:

                                    (A) terminate his employment for Good Reason
                           within eighteen (18) months following such Change in Control;

                                    (B) have his employment terminated by the
                           Employer for reasons other than those specified in
                           Section 8(c)(ii) within eighteen (18) months following such Change in Control; or

                                    (C) have had his employment terminated by
                           the Employer without Good Cause or terminated his employment for Good Reason "in contemplation of" a Change in Control (a termination shall be deemed to be "in contemplation of" a Change in Control if the Executive's employment is terminated after initial discussions of a transaction that could result in a Change in Control having taken place or it is reasonably demonstrated by the Executive that such termination was at the request of a third party who has taken steps reasonably calculated to enter into or effect the Change in Control

                                       9.

                           or the Executive's termination otherwise arose in connection with or in anticipation of the Change in Control);

                  then in any of the above three (3) cases, the Executive shall have, instead of the further rights described in Section 3(a), the right to immediately terminate this Agreement and a nonforfeitable right to receive, payable in a lump sum, the payments and benefits provided in Section 8(b)(ii) provided that the two (2) times multiple shall be three (3) and the medical coverage provided therein shall continue for three (3) years.

                           (ii) For purposes of this Agreement, a "Change in Control" shall mean:

                                    (A) any "person" as such term is used in
                           Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than the Employer, any trustee or other fiduciary holding securities under any employee benefit plan of the Employer, or any company owned, directly or indirectly, by the shareholders of the Employer in substantially the same proportions as their ownership of common stock of the Employer), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Employer representing fifty percent (50%) or more of the combined voting power of the Employer's then outstanding securities;

                                    (B) during any period of two (2) consecutive
                           years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Employer to effect a transaction described in clause
                           (A), (C), or (D) of this paragraph) whose election by the Board or nomination for election by the Employer's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

                                    (C) a merger or consolidation of the
                           Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation; or

                                      10.

                                    (D) the shareholders of the Employer approve
                           a plan of complete liquidation of the Employer or the consummation of the sale or disposition by the Employer of all or substantially all of the Employer's assets other than the sale or disposition of all or substantially all of the assets of the Employer to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Employer at the time of the sale.

                  (f) NO MITIGATION/SETOFF. The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by Section 8, nor shall any such payment or benefit described under those sections be reduced by any earnings or benefits that Executive may receive from any other source. The Employer's obligation to pay the Executive the amounts and benefits provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Employer or its affiliates, except for any specific, stated amounts owed by the Executive to the Employer.

                  (g) RELEASE. Payment of any compensation (other than Accrued Amounts and/or the Accrued Benefits) to the Executive under this Section 8 following termination of employment shall be conditioned upon the prior receipt by the Employer of a release executed by the Executive in the form attached to this Agreement as Exhibit A.

         9. DISCLOSURE. The Executive agrees that during the term of his employment by the Employer, he will disclose and disclose only to the Employer all ideas, methods, plans, developments or improvements known by him which relate directly to the business of the Employer, which are or have been acquired by the Executive during his employment by the Employer (including during his employment by the Employer preceding the Commencement Date under this Agreement). Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

         10. CONFIDENTIALITY. The Executive agrees to keep in strict secrecy and confidence any and all information the Executive assimilates or to which he has access, and knowledge of, during his employment by the Employer and which is not public knowledge or not a matter of common knowledge in the fields of work of the Employer. Subject to the next sentence, the Executive agrees that both during and after the term of his employment by the Employer, he will not, without the prior written consent of the Employer, disclose any such confidential information to any third person, partnership, joint venture, company, corporation or other organization. Nothing herein shall prevent the Executive from disclosing information that is compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter or from disclosing information in connection with the performance of his duties under this Agreement as he deems in good faith to be necessary or desirable, provided however that promptly after receipt of such order the Executive shall provide the Employer with a copy of such order to enable the Employer, at its sole expense, to seek a

                                      11.

protective or similar order and the Executive will provide the Employer with such cooperation in seeking such protective order as may be reasonably requested by the Employer.

         11. NONCOMPETITION AND NONSOLICITATION. The Executive hereby acknowledges that, during and solely as a result of his employment by the Employer, he has received and shall continue to receive: (1) special training and education with respect to the operations of a retail clothing chain and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Executive by the Employer as a result of the Executive's employment, as outlined in the previous sentence, the Executive hereby agrees as follows:

                  (a) During the term of the Executive's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and, except as may be otherwise herein provided, for a period of two (2) years after the termination of his employment with the Employer, regardless of the reason for such termination, the Executive shall not, directly or indirectly, enter into, engage in, be employed by or consult with any specialty retail business which competes with the business of the Employer by selling, offering to sell, or soliciting offers to buy on behalf of any specialty retail business, or by consulting with any specialty retail business, concerning the selling of, any women's apparel or intimates product substantially similar to those sold or planned to be sold by the Employer. The Executive shall not engage in such prohibited activities either as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, or representative or salesman for any person, firm, partnership, corporation or other entity so competing with the Employer. The restrictions of this Section 11 shall not be violated by: (i) the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ); (ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Executive for the Employer and that do not diminish or detract from the Executive's ability to render his required attention to the business of the Employer; or (iii) the Executive's employment by (or association with) any entity so long as the Executive is not employed directly by the women's apparel or intimate products specialty store divisions thereof and no more than five percent (5%) of the revenue of such entity under the Executive's supervision is generated from women's apparel or intimate products specialty stores.

                  (b) During his employment with the Employer and, except as may be otherwise herein provided, for a period of two (2) years following the termination of his employment with the Employer, regardless of the reason for such termination, the Executive agrees he will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise solicit any non-clerical employee of the Employer who was such an employee as of the date of the Executive's termination of employment to

                                      12.

         terminate his or her employment. Nothing herein shall prevent the Executive from serving as a reference for any employee of the Employer or from the general advertising for employees.

                  (c) The period of time during which the Executive is prohibited from engaging in certain business practices pursuant to Sections 11(a) or (b) shall be extended by any length of time during which the Executive is in breach of such covenants, as such breach and time period is determined by a court of law or arbitrator, provided that such court or arbitrator deems an extension appropriate.

                  (d) It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Executive to comply with such covenants, the Employer would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

                  (e) It is agreed by the Employer and Executive that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Employer and Executive agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Executive. The Employer and the Executive agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.

         12. SPECIFIC PERFORMANCE. The Executive agrees that damages at law will be an insufficient remedy to the Employer if the Executive violates the terms of Sections 9, 10 or 11 of this Agreement and that the Employer would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Employer. An arbitrator or court may award the prevailing party in any litigation or arbitration with regard to enforcement of the terms of Sections 9, 10 or 11 of this Agreement, its reasonable fees and disbursements of counsel (including before trial, at trial and in appellate proceedings) if an arbitrator or court determines it appropriate.

         13. EXCISE TAXES. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, the provisions of Exhibit B shall apply.

                                      13.

         14. LEGAL FEES. The Employer shall pay the Executive's reasonable legal fees incurred in connection with the negotiation and drafting of this Agreement. To the extent any such payments result in taxable income to the Executive, the Employer shall provide the Executive with an amount equal to any income and other taxes such that the Executive shall not incur any tax costs with respect to such payments or benefits.

         15. INDEMNIFICATION. In addition to any other rights of indemnification of the Executive, the Employer hereby covenants and agrees to promptly indemnify the Executive (or, in the event of his death, his heirs, executors, administrators or legal representatives) and hold him harmless to the fullest extent permitted by law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys' fees), penalties, fines, settlements, losses, and damages resulting from, or in connection with, the Executive's employment with, and serving as a director of, the Employer, including, but not limited to, as an officer and director of any subsidiary or as a fiduciary of any employee benefit plan. Such indemnification and any advancement of expenses shall be provided in accordance with and be subject to the terms and conditions of the Executive's Indemnification Agreement dated June 28, 1995 (the "Indemnification Agreement").

         16. LIABILITY INSURANCE. The Employer shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists (but no less than six years), after the term of this Agreement in the same amount and to the same extent, if any, as the Employer covers its other officers and directors.

         17. WITHHOLDING. All amounts or benefits payable hereunder shall be subject to applicable tax withholding (including without limitation any applicable excise tax), and the withholding of any such amounts shall be treated as payment thereof to the Executive for purposes of determining whether all amounts required hereunder to be paid have been paid. Withholding of tax from any non-cash amounts or benefits that are subject to withholding may be made from cash amounts otherwise payable to the Executive.

         18. ARBITRATION. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 11 hereof, shall be settled by arbitration conducted before one (1) arbitrator sitting in the city in which Executive's principal office space is located at the time of the dispute or such other location agreed by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The arbitration shall take place before a single arbitrator, who will preferably but not necessarily be a lawyer but who shall have at least five years' experience in working in or with retail companies. The determination of the arbitrator shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The American Arbitration Association fees associated with any such arbitration proceedings (including the fees of the arbitrator) shall be borne solely by the Employer. In the event the Executive substantially prevails on the majority of any material claims brought in such arbitration proceedings, the arbitration panel shall require the Employer to reimburse the Executive

                                      14.

for all reasonable legal fees and expenses incurred during the course of such arbitration. In the event that the Executive does not so prevail, the arbitration panel shall have the authority to require the Executive to reimburse the Employer for one-half of the arbitration fees (excluding legal fees and expenses incurred by the Employer).

         19. COMPLIANCE WITH OTHER AGREEMENTS. The Executive represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Executive is a party or by which the Executive is or may be bound.

         20. WAIVER OF BREACH. The waiver by either party of a breach by the other party of any provision or condition of this Agreement, or any condition or provision provided in this Agreement to be performed by such other party, shall not be construed as a waiver of a similar or dissimilar breach, condition or provision at the same or any prior or subsequent time.

         21. BINDING EFFECT; ASSIGNMENT. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Employer, and the rights of the Executive shall inure to the benefit of his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns. It is expressly acknowledged that the provisions of
Section 11 relating to noncompetition, nonsolicitation and nonacceptance may be enforced by the Employer's successors and assigns, but shall apply only with regard to the Employer's business. This Agreement is a personal employment contract and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree, in writing, to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place, and may not assign this Agreement or its rights hereunder other than to a successor to all or substantially all of its business.

         22. ENTIRE AGREEMENT. This Agreement (together with the Indemnification Agreement) contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

         23. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         24. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

                                      15.

         25. NOTICE. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one (1) working day after it is sent, if sent by recognized expedited delivery service; and five (5) days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

                  To the Employer:       Chico's FAS, Inc.
                                         11215 Metro Parkway
                                         Ft. Myers, Florida  33912

                  With a copy to:        Gary I. Teblum, Esquire
                                         Trenam, Kemker, Scharf,
                                           Barkin, Frye, O'Neill & Mullis, P.A.
                                         Post Office Box 1102
                                         Tampa, Florida 33601

                  To the Executive at his address on file with the Employer.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                         CHICO'S FAS, INC.

                                         By: /s/ Charles J. Kleman
                                             ---------------------------------
                                                 Charles J. Kleman
                                                 Chief Operating Officer

                                         EMPLOYEE:

                                         /s/ Scott A. Edmonds
                                         -------------------------------------
                                         SCOTT A. EDMONDS

                                      16.

                                    EXHIBIT A
                                       TO
                   EMPLOYMENT AGREEMENT WITH SCOTT A. EDMONDS
                          DATED AS OF SEPTEMBER 3, 2003

                                     RELEASE

         WHEREAS, Scott A. Edmonds (the "Executive") is an employee of Chico's FAS, Inc., (the "Company") and is a party to the Employment Agreement dated as of September 3, 2003 (the "Agreement");

         WHEREAS, the Executive's employment has been terminated in accordance with Section 8___ of the Agreement; and

         WHEREAS, the Executive is required to sign this Release in order to receive the payment of any compensation under Section 8 of the Agreement following termination of employment (other than to receive amounts earned and accrued prior to such termination).

         NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

         1. This Release is effective on the date hereof and will continue in effect as provided herein.

         2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement [NOTE: specify the payments and benefits] (collectively, the "Release Consideration), which the Executive acknowledges are in addition to payments and benefits to which the Executive would be entitled but for the Agreement, the Executive, for the Executive and the Executive's dependents, successors, assigns, heirs, executors and administrators (and their respective legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively the "Released Party") from any and all arbitrations, claims (including claims for attorneys' fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever up to the date the Executive signs this Agreement ("Claims"), against the Released Party, including but not limited to:

                  (a) any and all Claims arising out of or relating to Executive's employment by or service with the Company and the Executive's termination from the Company.

                  (b) any and all Claims of discrimination, including, but not limited to, Claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any Claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act; and

                  (c) any and all Claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

Notwithstanding the foregoing, nothing herein shall be considered as releasing the Released Party from: (i) its obligations to pay and/or provide the Release Consideration or as an agreement by the Executive not to file a lawsuit to enforce the payment and/or providing of the Release Consideration; (ii) any rights that the Executive may have to indemnification and directors and officers liability insurance coverage; and (iii) the Executive's right to enforce the terms of the Agreement.

         3. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of the Executive rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all Claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made that the Company other than as appear in the Agreement.

         4.       The Executive further agrees and acknowledges that:

                  (a) the Release provided for herein solely releases Claims up to and including the date of execution of this Release;

                  (b) the Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive's choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be found;

                  (c) the Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that the Executive may use as much of the 21 day period as the Executive desires; and

                  (d) the Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Chief Financial

         Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Financial Officer at the Company no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise the Executive's right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive as set forth in Sections 8 of the Agreement.

         5. The Executive agrees that the Executive will never file a lawsuit or other complaint asserting any Claims that are released in this Release.

         6. The Executive waives and releases any Claims that the Executive has or may have to reemployment after___.

         IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated: _______________                        __________________________________
                                              Executive

                                    EXHIBIT B

         (a) In the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Employer or such person) as a result of such change in ownership or effective control of the Employer (a "Payment") which would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

         (b) Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm, law firm or compensation consulting firm with substantial expertise in executive compensation taxation (the "Advising Firm") which shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Employer. The Advising Firm shall be jointly selected by the Employer and the Executive. If the Employer and the Executive cannot agree on the firm to serve as the Advising Firm, then the Employer and the Executive shall each select a nationally recognized accounting firm, law firm or compensation consulting firm and those two (2) firms shall jointly select a nationally recognized accounting firm, law firm or compensation consulting firm to serve as the Advising Firm. All fees and expenses of the Advising Firm(s) shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Employer to the Executive within thirty days of the receipt of the Advising Firm's determination. If the Advising Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to that effect on a substantial authority level. Any determination by the Advising Firm shall be binding upon the Employer and the Executive, subject to the provisions of this Exhibit. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Advising Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to paragraph

(c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Advising Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive.

         (c) The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty
(30) day period following the date on which he or she gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Employer any information reasonably requested by the Employer relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

                  (iii) cooperate with the Employer in good faith in order effectively to contest such claim, and

                  (iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed on the Payment. Without limitation on the foregoing provisions of this paragraph (c), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided the Executive shall not be required by the Employer to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. To the extent the foregoing provision shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void. Furthermore, the Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Employer pursuant to paragraph (c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer's complying with the requirements of paragraph (c) hereof) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). To the extent the foregoing provision shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void. If, after the receipt by the Executive of an amount advanced by the Employer pursuant to paragraph (c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (e) If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Employer and the Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Advising Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Employer to the Executive within thirty days of the receipt of the Advising Firm's determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as the Employer may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Employer determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (c) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by the Employer in the proceedings and indemnification by the Employer. Upon receipt of any such refund, the Executive shall promptly pay the amount of such refund to the Employer. If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to the Employer is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Employer. In the event there is a subsequent redetermination of the Executive's income taxes resulting in a reduction of such tax benefit, the Employer shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction. If the Employer objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Advising Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Employer the amount of any further tax benefits that may be realized by him or her as a result of paying to the Employer the amount of the initial tax benefit. To the extent the foregoing provisions shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void.